FOR IMMEDIATE RELEASE
Contact: Steven Kiel
434-239-4272
investorrelations@sitestar.com

Sitestar Announces the Creation of HVAC Value Fund LLC and Comments on its 10-K Filing

Lynchburg, VA. — June 14, 2016 — Sitestar Corporation (OTCPK: SYTE) ("Sitestar" or the "Company") today announced the creation of the HVAC Value Fund LLC ("HVAC Value Fund") along with JNJ Investments. Sitestar has committed an initial $1 million investment to the HVAC Value Fund for the purpose of acquiring and managing Heating, Ventilating, and Air Conditioning (HVAC) companies in Arizona and throughout the Southwest. This investment will be managed by Nathan Reid and JNJ Investments.

Mr. Reid is the managing member of JNJ Investments and a portfolio manager with Bridge Reid Funds, a value-oriented investment partnership. He previously founded Southwest Realty & Property Management, a property management company with 1,200 residential units under management. This company was sold earlier this year to Property Frameworks, a subsidiary of Realogy Holdings Corp. (NYSE:RLGY).

"We could not be more excited to join forces with Nathan on this investment. His unique experience coupled with a value philosophy makes him a perfect fit for Sitestar," said Steven Kiel, Sitestar's CEO.

"I am looking forward to working with Steve and Sitestar to build a strong subsidiary focused on generating cash flow and high returns on equity. I am in the process of putting together a solid team to execute the strategy, and I am excited about our prospects," said Nathan Reid.

HVAC Value Fund expects to close on two acquisitions shortly.

Separately, Sitestar is diligently working to release its 2015 10-K and its 10-Q for the period ending March 31, 2016. The specific reasons for the delay will be included in the 10-K once it is released. In general, the delay has been caused by the necessity to correct a multitude of accounting items, to the reevaluation and correction of a range of accounting schedules, and to the decision to have Sitestar's current auditors re-audit 2014. A shareholder meeting will be scheduled once the company becomes current in its filings.

"The directors and I are disappointed by the delay in the issuance of our 10-K. However, our first priority is to make sure the financials we report are correct. I appreciate the understanding of our shareholders as we continue to review and correct various accounting items. We will schedule

the shareholder meeting as soon as we are able to. We are excited to meet with shareholders and provide an update on our results and future plans." said Kiel.

About Sitestar

Sitestar is an Internet Service Provider (ISP) that offers consumer and business-grade internet access, Web hosting, and other ancillary services. Sitestar is also a real estate investment entity carrying out the orderly liquidation of its assets. In addition to these two segments, Sitestar holds investments in marketable securities and in HVAC Value Fund LLC, an entity focused on the acquisition and management of HVAC companies in Arizona and throughout the Southwest.

For more information regarding Sitestar, go to: www.sitestar.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Sitestar's control, including worldwide and local economic conditions and the specific risks associated with the very competitive ISP and real estate sectors. Sitestar expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Copies of Sitestar's press releases and additional information about Sitestar are available at www.sitestar.com.